Exhibit 10.2

AMENDMENT NO. 1 TO THE

TULARIK INC. 1997 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

At a meeting of the Board of Directors of Tularik Inc. on March 28, 2004, the following amendment to the Tularik Inc. 1997 Non-Employee Directors’ Stock Option Plan (the “Plan”) was adopted, effective as of March 28, 2004:

Subparagraph 6(a) of the Plan is hereby amended by deleting the final sentence thereof in its entirety and replacing it with the following:

“An option may be exercised following termination of the optionholder’s continuous service as a Non-Employee Director or employee of or consultant to the Company or any Affiliate only as to that number of shares as to which it was exercisable as of the date of termination of all such service under the provisions of subparagraph 6(e); provided, however, that notwithstanding the foregoing or anything in the Plan to the contrary, the Board, in its sole discretion, may provide in an option agreement, or amend an option agreement to provide, an optionholder with the right to continue to vest in an option for a certain period of time following such date of termination (“Continued Vesting Period”), as specified in the option agreement, and to exercise such option during such Continued Vesting Period and for a certain period of time following such Continued Vesting Period, as specified in the option agreement; provided, further, however, that no option may be exercised after its Expiration Date.”

Subparagraph 6(e) hereby is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in the Plan to the contrary, (i) any options granted between the date of the Agreement and Plan of Merger (the “Merger Agreement”) entered into by the Company, Amgen Inc. and Arrow Acquisition, LLC (“Merger Sub”), pursuant to which the Company will merge with and into Merger Sub (the “Merger”), and the effective time of such Merger (“New Options”) shall become exercisable to the extent of seventy-five percent (75%) of the shares subject to such New Options on the date that is thirty-six (36) months after the date of grant (the “First Vesting Date”), provided that the optionholder has, during the entire period prior to such First Vesting Date, continuously served as a Non-Employee Director or employee of or consultant to the Company or any Affiliate of the Company, and shall become exercisable as to the remaining twenty-five percent (25%) of the shares subject to such New Options on the date that is forty-eight (48) months after the date of grant (the “Second Vesting Date”), provided that the optionholder has, during the entire period prior to such Second Vesting Date, continuously served as a Non-Employee Director or employee of or consultant to the Company or any Affiliate of the Company, and (ii) with respect to any options other than the New Options, in accordance with subparagraph 6(a), the Board, in its sole discretion, may provide in an option agreement, or amend an option agreement to provide, an optionholder with the right to continue to vest in an option during a Continued Vesting Period following termination of the optionholder’s continuous service as a Non-Employee Director or employee of or consultant to the Company or any Affiliate, as specified in the option agreement.”

Except as amended above, the Plan remains in full force and effect.

The undersigned hereby certifies that the foregoing is true, correct and complete.

/s/ William J. Rieflin

William J. Rieflin Executive Vice President, Administration, General Counsel and Secretary